Exhibit 4.14

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

CONFIDENTIAL

SECOND AMENDMENT TO

THE AMENDED AND RESTATED EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Second Amendment (this "Second Amendment") to the Amended and Restated Exclusive License and Collaboration Agreement, effective as of October 8, 2013 and amended by the First Amendment effective as of December 18, 2018 (the "First Amendment"), and made by and between

(1)

Lilly (Shanghai) Management Company Limited (formerly Eli Lilly Trading (Shanghai) Company Limited), a limited liability company duly organized and existing under the laws of People's Republic of China, with its registered address at Room 1903A, 19 Floor, International Commercial & Trade Building, Xinling Road 118, Waigaoqiao Free Trade Zone, Shanghai, PRC ("Lilly");

(2)

Hutchison MediPharma Limited, a company organized under the laws of the People's Republic of China, having a place of business at Building 4, 720 Cai Lun Road, ZJ Hi-Tech Park, Shanghai, PRC ("Hutchison"); and

(3)

Hutchison China MediTech Limited, a company organized under the laws of the Cayman Islands, with its principal offices at PO Box 309, Ugland House, Grand Cayman, KY1 -1104, Cayman Islands (the "Hutchison Guarantor")

(the "Agreement") is made effective as of July 28, 2020 (the "Second Amendment Effective Date").

Recitals

WHEREAS, the Parties have entered into the Agreement, pursuant to which Hutchison has granted an exclusive license to Lilly under the Hutchison Know-How, Hutchison Patents and Regulatory Approvals that are necessary or useful to Commercialize the Products in the Field in the Territory and the Parties have implemented a Development Plan.

WHEREAS, pursuant to the First Amendment, the Parties have agreed that Hutchison will be responsible for all Development costs for Products being Developed for any Life Cycle Planning Indication, and that Hutchison will take on responsibility for P&D Services of Products in a subset of the Territory subject to terms of the First Amendment.

WHEREAS, the Parties have agreed to modify the scope of the P&D Services for which Hutchison will be responsible.

WHEREAS, in consideration for Hutchison's activities under the collaboration, Lilly shall pay to Hutchison the Hutchison Service Payments under the Agreement, subject to the terms below in this Second Amendment.

WHEREAS, the Parties wish to memorialize in this Second Amendment a new division of responsibilities and payment obligations under the Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained in this Second Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1	Definitions

Any capitalized term not separately defined in this Second Amendment shall have the meaning ascribed to it in the Agreement.

2	Modifications to the Agreement

2.1 Article 1.86(i) of the Agreement — the definition of "Lilly's VEGF receptor 2 antagonist Product" shall be deleted.

2.2 Article 1.86(ii) of the Agreement — the definition of "Service Territory" shall be deleted and replaced by the following:

(ii) "Service Territory" shall mean Hong Kong and the mainland People's Republic of China.

2.3 Article 1.86(iii) of the Agreement — the definition of "Hutchison Territorial Extension A" and "Hutchison Territorial Extension B" (collectively, the "Hutchison Territorial Extensions") shall be deleted.

2.4 Article 1.86(vi) of the Agreement — the definition of "Lilly Territory" shall be deleted.

2.5 Article 1.86(vii) of the Agreement — the definition of "P&D Services" shall be deleted and replaced by the following:

(vii)

"P&D Services" shall mean activities for local marketing subject to the overall Commercialization Plan, which includes organizing standalone or support with third party local or regional educational or academic events or best practice sharing sessions for hospitals, salesforce detailing activities, patient and healthcare personnel education, hospital listing, organizing and providing recommendations of key opinion leaders and/or physicians to attend national marketing/medical related events, providing demand forecasts to Lilly for distributor management, providing lists of targeted hospitals, without limiting Article 4.1(b)(i), providing local distributor recommendations, communicating with hospitals, creating promotional materials, and other ordinary course marketing operations within the Service Territory.

For the avoidance of doubt, "P&D Services" does not include selling and booking sales, invoicing and collecting payments, determining pricing strategy or decision, bidding, distribution, including distribution strategy, distributor selection, daily distribution management (such as inventory, accounts receivable, contract etc.), Products shipment to distributors and overall Commercialization strategy.

2.6 The following additional definitions shall be added after Article 1.86(viii) of the Agreement:

(ix)"Gross Profit" shall mean, with respect to a given Calendar Year, Net Sales for all Products in the Service Territory in such Calendar Year, less:

(A) Cost of Goods Sold for such Products, determined in accordance with GAAP or IFRS; and

(B) all royalty payments due to Hutchison pursuant to Article 7 on account of such Net Sales.

(x)"Sales Targets" shall mean, with respect to a Calendar Year, those sales targets attached hereto as Exhibit H in the "3rd-Line Colorectal Cancer" row for such Calendar Year plus (following receipt of the GC Approval) those sales targets attached hereto as Exhibit H in the "2nd-Line Gastric Cancer" row for such Calendar Year (pro rated for the Calendar Year in which the GC Approval is received and adjusted as a consequence for the subsequent Calendar Years) (as amended or supplemented from time to time pursuant to this Agreement).

(xi)"Second Amendment Effective Date" shall mean July 28, 2020.

(xii)"SOTC Areas" shall mean that term as defined in the Services and Demand Realization Agreement by and among the Parties and Lilly Trading Company Limited dated as of December 18, 2018. Exhibit I sets out the provinces and areas that as of the Second Amendment Effective Date are included in the SOTC Areas pursuant to the terms and conditions of the Services and Demand Realization Agreement.

(xiii)"Compliance Agreement" shall have the meaning set forth in Article 2.5.

(xiv)"Compliance Committee" shall have the meaning set forth in Article 2.5.

(xv)"Joint Event" shall have the meaning set forth in Article 4.1(b)(i).

(xvi)"Transition Period" shall have the meaning set forth in Article 4.1(b)(ii).

(xvii)"PMA Approval Authority" shall have the meaning set forth in Article 4.1(b)(iii).

(xviii)"PMA Committee" shall have the meaning set forth in Article 4.1(b)(iii).

(xix)"Commercialization Plan" shall the meaning set forth in Article 4.1(b)(iv).

(xx)"Hutchison Service Payments" shall mean the payments to Hutchison in respect of the P&D Services in accordance with Article 7.12.

(xxi) "FRUTIGA Study" shall have the meaning set forth in Article 7.12(b)(ii).

(xxii) "GC Approval" means the Regulatory Approval for the first Product in the 2nd line advanced gastric cancer indication.

(xxiii) "Actual Opex" shall have the meaning set forth in Article 7.12(d).

(xxiv) "Dedicated Salesforce Number" shall have the meaning set forth in Article 7.12(d).

2.7   Article 2.2(b)(ix) and 2.2(b)(x) of the Agreement — Responsibilities shall be deleted and replaced by the following:

(ix)	to approve the Commercialization Plan and budget, and any subsequent amendments to the Commercialization Plan and budget;
(xi)	to ensure, in consultation with the Compliance Committee, that appropriate Compliance measures are in place in the Service Territory;
(xii)	to oversee the activities of subcommittees created under this Agreement, and to resolve any issues that such subcommittees cannot resolve; and
(xiii)	to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

2.8   A new Article 2.5 is added to the Agreement:

2.5 Compliance Committee.

Hutchison and Lilly hereby establish a Compliance Committee (the "Compliance Committee") that will meet at least two times per year and if urgent compliance matters need to be discussed more frequently such matters can be added (with the agreement of the Parties) to the agenda for the JSC. The Compliance Committee shall be comprised of one (1) representative from each of Hutchison and Lilly or such other number as may be agreed by the JSC; provided that each such Party at all times shall have an equal number of representatives on the Compliance Committee. The Compliance Committee shall report to the JSC. Subject to the terms and conditions of this Agreement, the Compliance Committee shall have overall responsibility for overseeing implementation by Hutchison of the compliance agreement set out in Exhibit J, ("Compliance Agreement"), which may be amended by mutual consent or where required by Applicable Law. The Compliance Committee shall also be responsible for other regular activities including review of monitoring results and follow- up on mitigation plans of audits pursuant to Article 7.6(f); provided that, notwithstanding anything to the contrary in this Agreement, the Compliance Committee may not compel a Party, and no Party may compel the other Party, to be in non-compliance with agreements made with any Government Authority or Applicable Law. If there is a discrepancy between the Parties with respect to the implementation of the Compliance Agreement and the Parties are unable to decide or resolve unanimously the matter in question, the matter shall be referred to the Compliance Committee for resolution.

2.9    Article 3.4(d) of the Agreement shall be deleted and replaced with the following:

(d)If a Product has achieved Positive POC for an Initial Indication or Lilly, pursuant to Article 3.4(a)(iii), elects to conduct Subsequent Development of a Product for an Initial Indication, then (i) Hutchison shall continue to be responsible for all future Subsequent Development activities, (ii) all Development Costs incurred for a Product for an Initial Indication after such achievement or election shall be deemed Subsequent Development Costs, (iii) with respect to each Initial Indication other than 2nd line advanced gastric cancer, Lilly shall be responsible for the payment of the "proof of concept" milestone for such Product in such Initial Indication under Article 7.2 and (iv) with respect to each Initial Indication other than 2nd line advanced gastric cancer, Lilly shall reimburse Hutchison for [**] of Development Costs incurred by Hutchison (see Appendix B, page 7; Development Costs will be the "Total Costs" as set forth in the table) and its Affiliates for Phase III development of such Product for such Initial Indication whether or not such Development Costs are incurred by Hutchison before or after Positive POC achievement.

2.10   Article 3.4(e) of the Agreement shall be deleted and replaced with the following:

(e)Hutchison shall be responsible for [**] of all Subsequent Development Costs and Lilly shall be responsible for [**] of all Subsequent Development Costs, (in each case) except to the extent relating to 2nd line advanced gastric cancer. Except to the extent relating to 2nd line advanced gastric cancer, if any Subsequent Development Costs incurred by Hutchison for an activity exceed the amounts budgeted in the applicable budget in the Development Plan for such activity, such excess costs shall be deemed Subsequent Development Costs for the purposes of this Agreement; provided that, to the extent such excess costs are more than [**] of the amounts budgeted in the applicable budget in the Development Plan for such activity, then such excess costs above such [**] threshold shall only be deemed Subsequent Development Costs for the purposes of this Agreement to the extent such excess costs are not due to Hutchison's failure to conduct activities in a manner consistent with the Development Plan or have been approved by the JSC. All amounts paid to Third Parties by Hutchison for Development activities shall be reimbursed as Development Costs at cost without any mark-up. Following receipt of Regulatory Approval, [**].

2.11   Article 4.1 of the Agreement — Overview shall be deleted and replaced with the following:

4.1(a)Initial Commercialization. Lilly shall have full responsibility and authority for all aspects of the Commercialization of Products in the Field in the Territory at its sole expense. Lilly shall use Commercially Reasonable Efforts to Commercialize Products, in compliance with the terms and conditions of the Agreement with a goal to maximize profits from Net Sales of Products. Lilly shall book all Third Party end user sales of the Products (except with respect to the SOTC Areas), and shall have the sole right and obligation to determine all pricing of the Products (except with respect to the SOTC Areas). Lilly shall bear all of the costs and expenses incurred in connection with all such Commercialization activities (except with respect to the SOTC Areas). Through the JSC, Lilly shall provide Hutchison with quarterly reports of the activities it has undertaken with regard to Commercializing Products in the Territory. In addition, Lilly shall meet with Hutchison, at Hutchison's request and no more than two (2) times per year, to report on the activities it has undertaken with regard to Commercializing Products in the Territory and to provide a forum for Hutchison to provide feedback regarding such Commercialization activities, which feedback shall be reasonably considered by Lilly in developing its future Commercialization strategy for Products.

4.1(b)Subsequent Commercialization.

(i) Service Territory

Notwithstanding anything to the contrary in Article 4.1(a), as of the end of the Transition Period, Hutchison shall be responsible for P&D Services for Products in the Service Territory. Hutchison may make recommendations to Lilly regarding distributor selections for Products in the Service Territory to be approved by Lilly (such approval not to be unreasonably withheld or delayed). Hutchison shall be responsible for the costs of the P&D Services in the Service Territory (including the discretionary operating expenditures to cover detailing efforts, sales and marketing activities conducted by or on behalf of Hutchison). For clarity, Lilly shall be solely responsible for the expenditures it incurs in conducting Commercialization activities under this Agreement. The Parties shall discuss and decide on key national marketing and medical events for Products in the Service Territory which shall be conducted jointly by Hutchison and Lilly ("Joint Events"). Each Party shall be responsible for executing such activities relating to Joint Events as may be agreed between the Parties; provided that in each Calendar Year, Lilly shall be required to incur the following amount of operating expenditures in connection with these activities, being: (X) with respect to the Calendar Year 2020, an amount decided by the Parties based on the P&D Services transition pIan under Article 4.1(b)(ii) below but shall not exceed [**], and (Y) with respect the Calendar Year 2021 and each subsequent Calendar Year, the lower of: (i) [**] of the aggregate discretionary operating expenditures incurred by Hutchison in connection with the provision of P&D Services for Products in such Calendar Year and (ii) [**].

(ii) Transition Preparation.

The Parties shall start transition of the P&D Services from Lilly to Hutchison from August 1, 2020 in such manner as agreed between the Parties, at each Party's sole expense. Each Party shall use Commercially Reasonable Efforts to ensure that such transition is completed as soon as possible and in any event within two (2) months after August 1, 2020 (the period of transition is hereby referred to as the "Transition Period").

(iii) Service requirements

Hutchison shall use Commercially Reasonable Efforts to provide P&D Services for Products in the Service Territory, in compliance with the terms and conditions of the Agreement. Lilly shall retain full responsibility and authority for all Commercialization activities that do not constitute P&D Services in the Service Territory, at its sole expense. Hutchison's performance of P&D Services for Products in the Service Territory shall be consistent with the overall Commercialization Plan approved by JSC.

In the Service Territory, Lilly shall be responsible for making decisions on the bidding for tenders to the hospitals and will work in good faith with Hutchison in the joint preparation and execution of such bids/tenders to ensure a successful outcome.

In all pricing and market access matters, Lilly shall have the final decision-making authority for the Products. Both Parties agree to establish a Joint Pricing & Market Access Committee ("PMA Committee") for the purpose of improving execution efficiency only. Hutchison may provide a pricing strategy proposal to Lilly. Lilly may authorize the PMA Committee to make pricing decisions within a range which will be determined solely and reviewed periodically by Lilly ("PMA Approval Authority"). The PMA Committee shall facilitate the information exchange for Lilly's approval regarding matters beyond the PMA Approval Authority according to an escalation process to be defined by the Parties and consistent with the Agreement. For the avoidance of doubt, no other rights or obligations of either Party or any committee under the Agreement, such as JSC, are assigned to the PMA Committee.

Lilly shall use Commercially Reasonable Efforts to accept and process purchase orders placed by distributors without delay.

(iv) Commercialization Plan.

The plan for the Commercialization of Products in the Service Territory for each Calendar Year (the "Commercialization Plan") shall as a minimum be consistent with terms and content of this Agreement and include: (a) all indications of Products then being pursued in the Service Territory; (b) a description of the Commercialization activities to be conducted by each Party, including key Joint Events, consistent with the terms of this Agreement; (c) the annual Sales Targets; and (d) the budget. In Commercializing Products in the Service Territory under this Agreement, each Party shall comply with and conduct such activities in accordance with the Commercialization Plan.

The JSC shall review and approve the Commercialization Plan of a Calendar Year on or before October 31st of the preceding Calendar Year; provided that the Commercialization Plan of the remainder of the Calendar Year 2020 as of the end of the Transition Period shall be reviewed and approved by the JSC on or before September 15, 2020.

2.12Article 4.2 of the Agreement shall be deleted and replaced with the following:

4.2 Product Trademark, Labeling; Promotional Materials.

Lilly and/or its Affiliates shall own and be responsible for obtaining and maintaining trademarks for the Products. Hutchison shall be responsible for designing and supplying the promotional materials for the Products in the Service Territory, and Lilly shall be responsible for designing and supplying the product labeling in the Service Territory. For the avoidance of doubt, Hutchison shall obtain Lilly's approval (such approval not to be unreasonably withheld or delayed) for any promotional materials to be used in Joint Events and any promotional materials that bear the logo of Lilly other than that shown on the Product packaging and labeling. Subject to the foregoing Hutchison shall be responsible as to the manner in which Products shall be presented and described to the medical community in any promotional materials and the placement of the names and logos of the Parties therein, in each case as permitted by Applicable Law and consistent with the labeling for the Products approved by the applicable Regulatory Authority. To the extent permitted by Applicable Law, in Commercialization under this Agreement, product labeling shall identify the Products as Manufactured by Hutchison or its approved Third Party Manufacturer.

2.13     Article 5.2(a) of the Agreement — General Product Responsibilities of Lilly shall be deleted and replaced with the following:

Lilly shall be responsible for the following activities regarding a Product: (i) facilitating all sales of Product in the Territory, (ii) all government price reporting, calculations, and payment processing obligations, (iii) keeping the Product (following receipt by Lilly) in good condition and with due care and in compliance with all Applicable Laws, (iv) handling all commercial contracting obligations, including managed care, hospitals, government programs and all other commercial agreements, and (v) booking all sales of Products, and collection of outstanding receivables for any Product. Notwithstanding anything to the contrary in the above, following the Second Amendment Effective Date, Hutchison shall be responsible for the P&D Services to the extent that such activities have been transitioned to Hutchison by Lilly.

2.14 Article 5.2(b) of the Agreement — General Product Responsibilities of Hutchison shall be deleted and replaced with the following

Hutchison shall be responsible for the following regarding a Product: (i) holding itself or through its Third Party Manufacturer the Manufacturing Authorizations and accordingly being responsible for all government reporting obligations in connection therewith, (ii) making the Product available at suitable warehouses for Lilly to pick up such Product, and (iii) providing Lilly with any information Controlled by Hutchison that Lilly may reasonably request to meet all government reporting obligations for the Product. In addition to the responsibilities of the preceding sentence, following the Second Amendment Effective Date, Hutchison shall be, as between the Parties, further responsible for the performance of P&D Services for Products in the Service Territory to the extent that such activities have been transitioned to Hutchison by Lilly.

2.15      Article 6.1 of the Agreement — Hutchison Responsibilities shall be deleted and replaced with the following:

6.1 Hutchison Responsibilities.

Hutchison will be responsible for all regulatory activities [**]

2.16   Article 6.2 of the Agreement — Lilly Responsibilities shall be deleted and replaced with the following:

6.2 Lilly Responsibilities.

Lilly will be resnonsible for all Commercialization activities [**]

2.17 Article 7.2 of the Agreement — Development Milestone Payments shall be deleted and replaced with the following:

7.2 Development Milestone Payments.

(a) Gastric Cancer Indication. With respect to the first Product to achieve the milestone events below in the 2nd line advanced gastric cancer indication only, Lilly shall pay to Hutchison the Development milestone payments listed below as follows: (i) within thirty (30) days of the earlier of the date of FTO Submission and Lilly's election not to terminate this Agreement pursuant to Article 7.1(c) if the relevant milestone event occurs before such earliest date; or (ii) within thirty (30) days of the milestone event if the relevant milestone event occurs after the date of FTO Submission or Lilly's election not to terminate this Agreement pursuant to Article 7.1(c). Each milestone shall be payable only once upon the first occurrence of the described event for any Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]

(b) Other Indications. With respect to all indications other than the 2nd line advanced gastric cancer indication, Lilly shall pay to Hutchison the Development milestone payments listed below as follows: (i) within thirty (30) days of the earlier of the date of FTO Submission and Lilly's election not to terminate this Agreement pursuant to Article 7.1(c) if the relevant milestone event occurs before such earliest date; or (ii) within thirty (30) days of the milestone event if the relevant milestone event occurs after the date of FTO Submission or Lilly's election not to terminate this Agreement pursuant to Article 7.1(c). Each milestone shall be payable only once upon the first occurrence of the described event for any Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

2.18	Article 7.3(c) of the Agreement — Fees for Hutchison's P&D Services in the Service Territory shall be deleted.
2.19	Article 7.5 of the Agreement — Reports; Payment of Royalty shall be deleted and replaced with the following

7.5 Reports; Payment of Royalty.

During the Term, following the First Commercial Sale of a Product,

(i)

Lilly shall furnish to Hutchison a quarterly written report for the Calendar Quarter showing the number and description of Products sold, Net Sales of Products sold subject to royalty payments sold by Lilly and its Related Parties on a country-by-country basis, if applicable, during the reporting period and the royalties payable under this Agreement (the "Royalty Report").

(ii)

Up until the end of the Transition Period, Royalty Reports shall be due on the [**] day following the close of each Calendar Quarter and after the end of the Transition Period Royalty Reports shall be due within [**] of the end of each Calendar Quarter.

(iii)	Up until the end of the Transition Period, Royalties shown to have accrued by each Royalty Report shall be due and payable on the date such Royalty Report is due.
(iv)

From the end of the Transition Period royalties based on Lilly's Net Sales of Products sold subject to royalty payments by Lilly and its Related Parties on a country-by-country basis, if applicable, shall be paid to Hutchison; (a) within [**] after each calendar month for the Calendar Year 2020; and (b) within [**] after each calendar month for each subsequent Calendar Year.

(v)

In relation to the royalty payments made under Article 7.5(iv) above a reconciliation shall be carried out at the end of each Calendar Quarter for such Calendar Quarter by Lilly based on the Royalty Report for the calendar months in such Calendar Quarter. As a result of such reconciliation, any adjustment necessary to the actual royalty payable for such Calendar Quarter will be made to or deducted from the royalty for the month immediately following such Calendar Quarter.

(vi)	Lilly shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.
2.20	Article 7.6(f). The following shall be added to the Agreement immediately following Article 7.6(e) of the Agreement:

(f) Within the Term of this Agreement, each Party shall have, not more than once per year, at such Party's expense, a right to conduct (itself or through an agent reasonable acceptable to the other Party and subject to confidentiality obligations) an additional audit of the other Party's records relating to the two (2) preceding years for the purpose of evaluating the other Party's Commercialization activities relating to the

Products for compliance with Applicable Law, Article 4.3 of this Agreement and the Compliance Agreement. If such Party identifies any compliance risks in the course of or after conducting such audit, the other Party shall (at its own expense and not accounted for as operating expenditures relating to its Commercialization activities) use its Commercially Reasonable Efforts to implement additional  controls, safeguards or other mitigation efforts to address such risks. If such Party identifies any actual material failure to comply with Applicable Law, Article 4.3 of this Agreement or the Compliance Agreement, the other Party shall reimburse such Party for any reasonable expenses such Party incurs in carrying out such audit, and further such Party may take any action required by Applicable Law or exercise any remedy it has under this Agreement (including without limitation under Article 11 or Article 13).

2.21	Article 7.12 Hutchison Service Payments. The following shall be added to the Agreement immediately following Article 7.11 of the Agreement:

7.12   Hutchison Service Payments.

(a)    Beginning as of the end of the Transition Period and throughout the Term, Lilly shall pay or cause to be paid to Hutchison the following Hutchison Service Payments (except with respect to sales booked by Hutchison in the SOTC Areas): (i) until December 31, 2021, a payment equal to [**] of the Gross Profit for each calendar month; and (ii) for each subsequent calendar month, a payment equal to [**] of the Gross Profit for such calendar month. The Hutchison Service Payments shall be paid within [**] after each calendar month for the Calendar Year 2020 and within [**] after each calendar month for each subsequent Calendar Year. Such Hutchison Service Payments will be initially based on Lilly's Gross Profit for such calendar month and will be subject to further reconciliation at the end of each Calendar Quarter for such Calendar Quarter by Lilly providing Hutchison with a written report of the actual Gross Profit and Hutchison Service Payments due for the calendar months in such Calendar Quarter. As a result of such reconciliation, any adjustment necessary to the Hutchison Service Payments for such Calendar Quarter will be made to or deducted from the Hutchison Service Payment for the month immediately following such Calendar Quarter. Hutchison shall issue an official invoice to Lilly for each Hutchison Service Payment. A summary in the format as mutually agreed between the Parties setting forth in reasonable details information to support the official invoice shall be provided to Lilly together with each official invoice. With respect to sales booked by Hutchison in the SOTC Areas, Hutchison shall pay to Lilly that portion of Gross Profit that Lilly would have retained pursuant to the preceding sentence had Lilly booked such sales.

(b)   The Parties shall discuss, in good faith, supplementing or revising the Sales Targets for Calendar Years in the following situations:

(i)   receipt of the GC Approval, in which event, those sales targets attached hereto as Exhibit H in the "2nd-Line Gastric Cancer" row (as amended or supplemented from time to time pursuant to this Agreement) shall be included in Sales Targets (pro rated for the Calendar Year in which the GC Approval is received and adjusted as a consequence for the subsequent Calendar Years) in accordance with Article 1.86(x) of this Agreement;

(ii)   receipt of the outcome of the Phase Ill clinical trial in 2nd line advanced gastric cancer indication ("FRUTIGA Study"), in which event, if the outcome does not meet all of the primary endpoints the Sales Targets shall be adjusted to remove the portion of the Sales Targets related to the 2nd line advanced gastric cancer indication i.e. such Sales Targets related to the 2nd line advanced gastric cancer indication shall be set to zero;

(iii)   receipt of Regulatory Approval for a Product in a Life Cycle Planning Indication to include Sales Targets related to such Life Cycle Planning Indication; and

(iv)   future Sales Targets for the Calendar Years beyond 2024.

In determining future Sales Targets for the Calendar Years beyond 2024, the Parties will target annual sales growth of ten percent (10%), but any revisions will consider,  in good faith, factors such as Development outcomes for Products in Life Cycle Planning Indications, the market share and the competitive landscape of the Products as of December 31, 2024, and relevant and appropriate pricing adjustments including but not limited to further price reductions for NRDL and hospital bidding. If the Parties are unable to reach agreement on such future Sales Targets, the total Sales Targets for such subsequent Calendar Years shall equal the actual Net Sales of the Products for the previous Calendar Year times 1.1.

(c)  If, in any Calendar Year from 2021 to 2024, Net Sales for the Products in the Service Territory for such Calendar Year do not constitute (i) prior to receipt of the GC Approval, at least [**] of the Sales Target for 3rd line colorectal cancer for such Calendar Year, or (ii) following receipt of the GC Approval, at least the higher of (i) [**] of the Sales Target for 3rd line colorectal cancer and (ii) [**] of the total Sales Target for such Calendar Year (subject to pro rata adjustment in the first such Calendar Year based on the portion of such year remaining after the GC Approval is received), then the Hutchison Service Payments owed by Lilly to Hutchison under Article 7.12(a) for such Calendar Year shall be reduced by [**]. This amount shall be settled by way of deduction from the Hutchison Service Payments owed by Lilly to Hutchison under Article 7.12(a) for such Calendar Year or any Calendar Year that follows.  Notwithstanding the foregoing, the Hutchison Service Payments  owed by Lilly to Hutchison under Article 7.12(a) for the Calendar Year 2021 shall not be reduced pursuant to this Article 7.12(c) in the event of any of the following: (i) Net Sales for the Products in the Service Territory for the first three quarters of 2020 constitute less than [**] (ii) as of the end of the  Transition Period, the distributors of the  carrying an inventory of Products that is greater than a reasonable level (i.e. materially greater than forty-five (45) days of inventory in the aggregate); (iii) as of  the end of the Transition Period, Lilly has listings in fewer than  one hundred  fifty (150)  hospitals  in  the  Service  Territory; or (iv) during the Transition Period, Lilly significantly reduces its discretionary operating expenditures in the Products. For the avoidance of doubt, the Hutchison Service Payments owed by Lilly to Hutchison under Article 7.12(a) may not be reduced under this Article 7.12(c) by more than [**] the aggregate over the period 2021-2024.

(d)    If, in any two-year cycle beginning in 2025-2026 and repeating for every subsequent pair of Calendar Years (2027-2028, 2029-2030, etc.) until expiration of the last-to-expire Hutchison Patent in the Service Territory covering the composition of matter of one or more Products, Net Sales for such Products in the Service Territory for such two-year cycle do not constitute (i) prior to receipt of the GC Approval, at least [**] of the sum of the Sales Targets for 3rd line colorectal cancer for such two-year cycle, or (ii) following receipt of the GC Approval, at least the higher of (i) [**] of the Sales Target for 3rd line colorectal cancer and (ii) [**] of the sum of the total Sales Targets for such twoyear cycle remaining after the GC Approval is received), then Lilly shall have the right to review, at its request and subject to confidentiality provisions reasonably acceptable to Hutchison but no more stringent than those in Article 9 of the Agreement, and Hutchison shall provide Lilly with supporting documentation to the reasonable satisfaction of Lilly relating to, (x) the discretionary operating expenditures incurred by Hutchison in connection with the P&D Services (the "Actual Opex") for such two-year cycle, and (y) the number of salespeople engaged by Hutchison in conducting the P&D Services for such two-year cycle whose primary or secondary detailing product is the Product (the "Dedicated Salesforce Number).

(e)    If, after review in accordance with Article 7.12(d), Lilly determines that the Actual Opex for such two-year cycle constitutes less than [**] of Net Sales of the Products in the Service Territory for such two-year cycle including Lilly's expenditures on the Joint Events, then the Hutchison Service Payments owed by Lilly to Hutchison under Article 7.12(a) for the following Calendar  Year shall be reduced by an amount equal to:

(i)	[**] less the percentage equal to (A) the Actual Opex for such two-year cycle divided by (B) the Net Sales of the Products in service Territory for such two-year cycle, multiplied by
(ii)	Net Sales of the Products in the Service Territory for such two-year cycle.

(f)    If, after review in accordance with Article 7.12(d), Lilly determines that the Dedicated Salesforce Number for either Calendar Year of such two-year cycle is less than three hundred fifty (350), then the Hutchison Service Payments owed by Lilly to Hutchison under Article 7.12(a) for the following Calendar Year shall be reduced by an amount equal to:

(i)[**] less the Dedicated Salesforce Number for such Calendar Year, multiplied by

(ii)[**]

(g)   In addition to Net Sales (as defined in the Agreement) invoiced by Lilly, "Net Sales invoiced by Hutchison to the Designated Distributors in the SOTC Areas " (as such term is used in the Master Supply Agreement dated as of 23 November  2018 by and among Lilly, Lilly Trading Company Limited and Hutchison) shall be counted in determining the "Net Sales of Products" for the purposes of Articles 7.12(b) to (e) above and the Sales Targets in Exhibit H.

2.22	Exhibit H of the Agreement — Service Fee Payment Example shall be deleted and replaced by Appendix 1 of this Second Amendment , and shall be titled Exhibit H — Sales Targets.
2.23	Appendix 2 of this Second Amendment shall be added to the Agreement immediately following Exhibit H — Sales Targets, and shall be titled Exhibit I — SOTC Areas .
2.24	Appendix 3 of this Second Amendment shall be added to the Agreement immediately following Exhibit I — SOTC Areas , and shall be titled Exhibit J — Compliance Agreement.
3.	Counterparts

This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement. The Parties agree that execution of this Second  Amendment by industry standard electronic signature software or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Second Amendment , each Party hereby waives any right to raise any defense or waiver based upon execution of this Second Amendment by means of such electronic signatures or maintenance of the executed Second Amendment electronically.

4.	Entire Agreement

This Second Amendment, together with the Agreement, as amended, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. Unless otherwise expressly agreed by the Parties, the Agreement together with this Second Amendment supersedes all prior agreements , whether written or oral, with respect to the subject matter of the Agreement , as amended . The Parties hereby agree that subject to the modifications specifically stated in this Second Amendment , all terms and conditions of the Agreement , as amended, shall remain in full force and effect.

5.	Applicable Law and Litigation

It is hereby agreed by the Parties that the Article 15.5 of the Agreement shall apply to this Second Amendment mutatis mutandis.

[signature pages follow]

Each Party is signing this Second Amendment on the date stated below that Party's signature.

HUTCHISON MEDIPHARMA LIMITED

By:	/s/ Christian Hogg
Name:	Christian Hogg
Title:	Director

LILLY (SHANGHAI) MANAGEMENT COMPANY LIMITED

By:	/s/ JULIO CESAR GAY GER
Name:	JULIO CESAR GAY GER
Title:	President and GM

Solely for the purposes of Articles 7.11(a), 7.11(b) and
7.11(c) of the Agreement:

HUTCHISON CHINA MEDITECH LIMITED

By:	/s/ Christian Hogg
Name:	Christian Hogg
Title:	Chief Executive Officer

[Signature Page to Second Amendment to License Agreement]

APPENDIX 1

Exhibit H
Sales Targets

Sales Targets (Chinese Yuan, millions)
Indication	2021	2022	2023	2024
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

Note: Assume the GC Approval will be obtained on January 1st, 2022 and such adjustment for GC Approval is subject to Article 7.12(b).

APPENDIX 2

Exhibit I

SOTC Areas

Fujian Province

Exhibit J

Compliance Agreement

1.0 General Compliance Requirements

1.1 Governance

1.1.1 Hutchison shall ensure that P&D Services are conducted in accordance to the compliance requirements set forth in this Exhibit (hereinafter the "Compliance Requirements"). The application of the Compliance Requirements to the P&D Services is subject to review by the Compliance Committee.

1.1.2 In addition to complying with the Applicable Laws, Hutchison agrees to follow these Compliance Requirements when performing the P&D Services according to the List of Commercialization Activities set out in Section 2.1 below related to the Product(s). Lilly reserves the right to request documentation in accordance with the rights set out in the Agreement.

1.1.3 Before undertaking any new activities in relation to the P&D Services not contemplated in the List of Commercialization Activities, Hutchison must consult with the Compliance Committee to determine any additional Compliance Requirements that may apply to such new activities. Lilly will act reasonably and in good faith regarding the inclusion of such new activities and determining any additional requirements relating to such new activities. Additional requirements will be included into the Compliance Requirements.

1.1.4 Lilly Participation: For Joint Events, the stricter of the Parties' policies and procedures must be satisfied. Each Party is responsible for ensuring that its own company policies and procedures are met.

1.1.5 International Activities: Activities including parties from multiple countries must comply with the Applicable Laws of the country where the activity takes place and with the applicable laws and regulations of the countries of the participants to the activity.

1.1.6 Third Party Service Providers: Hutchison agrees that it will contractually obligate any subcontractor or agent retained to perform the P&D Services pursuant to the Agreement to follow these Compliance Requirements.

1.2 Training

1.2.1 On a yearly basis, Hutchison agrees to formally train all relevant personnel (e.g., employees and subcontractors) in the Compliance Requirements set forth in this Exhibit. Hutchison further agrees to maintain documented records of such training in accordance with the requirements set forth in this Exhibit and the Agreement.

1.3 Monitoring and Reporting

1.3.1 Hutchison must define and implement effective, robust and risk-based monitoring plans for those Commercialization Activities related to the Product(s) or otherwise related to the business relationship established under the Agreement, to ensure their authenticity and legitimacy, and that these activities meet the Compliance Requirements set forth in this Exhibit.

1.3.2 Results of internal audits and monitoring must be discussed at the Compliance Committee meetings, along with the corrections/compensating controls, mechanisms put in place to address the root cause of the findings.

1.3.3 In the case of activities where Lilly funds directly, Lilly reserves the right to monitor those events.

1.3.4 If Hutchison becomes aware of an alleged violation of the Compliance Requirements, Hutchison will report such alleged violation through its company reporting procedure. It will also communicate relevant details of the allegation, as well as any results of follow up and correction, to the Compliance Committee. If required by Applicable Law, Lilly shall have the right to disclose information about allegations of violations of the Compliance Requirements and any such

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disclosure shall be in accordance with Article 9.3 of the Agreement and Hutchison will approve such disclosure required by Applicable Law.

1.3.5 Hutchison shall provide Lilly with immediate notice of any governmental or regulatory review, audit, or inspection of its facilities, processes, or Products which relates to the provision of P&D Services which is not in accordance with the Compliance Requirements. Hutchison shall provide Lilly with the results of any such review, audit or inspection. Lilly shall be given the opportunity to provide assistance to Hutchison in responding to any such review, audit, or inspection.

1.4 Policies and Procedures

1.4.1 All internal policies and procedures of Hutchison must be:

●	Compliant with the Applicable Laws; and
●	Consistent in the use of documentation and review and approval processes with clear oversight and ownership.

2.0 Scope and Principles of Commercialization Activities relating to the P&D Services

2.1 List of Commercialization Activities

Hutchison is responsible to conduct the following Commercialization Activities. Hutchison must not conduct Commercialization Activities outside of the Commercialization Activities listed below:

Commercialization Activities	Explanations (if necessary)
Business meals	No further explanation necessary
Giving items	No further explanation necessary
Handling off label inquiries	No further explanation necessary
Detailing and commercial discussions with to HCPs	This activity excludes detailing to retail pharmacists
Detailing to HCPs: Including retail pharmacists	This activity includes detailing to all HCPs
Sponsoring of Meetings, Events or Initiative: Local sponsorship excluding symposium	This activity only includes local independent meeting without involvement in symposiums
Sponsoring of Meetings, Events or Initiative	This activity includes all meeting sponsorships
Sponsorships of HCPs: Local sponsorships only	This activity includes local meeting organized by Hutchison or by external organizations
Sponsorships of HCPs	This activity includes all meeting organized by Hutchison or by external organizations
Designing and distribution of promotional and educational materials (detail aid only)	This activity only includes detail aids used in sales representative interaction in relation to the Product(s)
Designing and distribution of promotional and educational materials	This activity only includes all promotional materials in relation to the Product(s)
Meetings with HCP: To promote, to educate or to inform of the most updated science data	No further explanation necessary
Contracting HCP for services — Speaking Services only	This activity only includes HCP contracted for speaking services
Contracting HCP for services	This activity only includes all HCP services
Giving out samples	No further explanation necessary

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Conducting Bids and tenders/formulary/reimbursement interactions	No further explanation necessary
Transparency reporting requirement	No further explanation necessary
Conducting patient support program	This activity includes all programs interacting with patients in relation to the Product(s)
Social media and websites	No further explanation necessary
Organizing advisory board and consultant meeting	No further explanation necessary
Organizing scientific exchange meeting	No further explanation necessary
Conducting customer research activities	No further explanation necessary
Conducting external communications (public}	No further explanation necessary
Conducting patient and consumer activities	No further explanation necessary
Sponsoring a non-HCP to attend a meeting	No further explanation necessary
Providing grants and donations	No further explanation necessary
Interacting with non-HCP government officials	No further explanation necessary

2.2 Compliance Requirements Glossary

Term	Definition
Educational Activities

A company-organized program or event is educational when its objective is primarily to educate an audience about a certain disease state and/or therapeutic area; it may include disease state information and on-label information about non-branded therapeutic treatment options.

Donations

A financial or in-kind contribution, often given to a charitable organization. Donations of the Product or devices may be given to support the needs of a specific segment of population, which, for a variety of circumstances, would not have access to the Product or devices otherwise.

External Communications

Any form of communication in a public forum or any forum accessible by the public that refers to company business, products, or disease states treated (or anticipated to be treated) by company products, policies, or activities or those of competitors, except Scientific Disclosures.

Grant

Support, either financial or in-kind, given to an External Party in response to an unsolicited request to support activities in which Hutchison will have no other active participation or involvement, or given proactively to support programs to help alleviate conditions caused by a natural disaster or humanitarian or health emergency.

Healthcare Professional (HCP)

Any individual who is:

●
involved in prescribing and/or dispensing pharmaceutical products to patients,
●
a physician, physician's assistant, nurse, nurse practitioner, nurse educator, diabetes educator, clinical investigator, clinical psychologist, pharmacist, pharmacy clerk, Pharmacy and Therapeutics ("P&T") committee member, social worker, case worker, dietician, or office staff, and/or

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● involved in making P&T, access, formulary, purchasing, pricing and/or reimbursement decisions at a private institution (i.e. non-government).
Off label information

Any information about a Product that is not contained in or is not consistent with the package insert approved by the relevant local regulatory agency. Examples include, but are not limited to, unapproved products, indications, dosage forms, dosing schedules, combination therapy, and safety information.

Patient Support Program (PSP)

PSPs involve satisfying a two-way interaction and positive customer experience between Hutchison (or an external party working on Hutchison's behalf) and a patient and/or caregiver. PSPs:

●
Help to manage a patient's medication and/or disease (e.g., adherence, awareness, education), and/or
●
Provide assistance for medication access, including individual discounts, reimbursement support, free product, or direct financial support.

Commercialization Activities

All informational and persuasive activities by or on behalf of Hutchison, as set out in Section 2.1 of this Exhibit with the intent to encourage:

●
the prescribing and/or dispensing of the Product or devices to patients,
●
the supply, purchase, and/or use of the Product or devices by an institution or government customer, or
●
patients to request the Product (where acceptable under local law).

Personal Information

Any information that, when used alone or in combination with other information, identifies a person (even if pseudonymized) (e.g., a name, address, photo, birth date, phone number, IP address, other online identifiers, etc.). Personal Information does not include anonymous information.

Promotional Activities

All informational and persuasive activities by or on behalf of Hutchison, the intent of which is to encourage:

●
the prescribing and/or dispensing of a Product to patients,
●
the supply, purchase, and/or use of a Product by an institution or government customer, or
●
patients to request a Product (where acceptable under local law).

Promotional materials	Promotional materials focus on promoting the Products, devices, and services consistent with the approved label.
Public Relations (PR)

Hutchison's practice of creating an informed understanding or eliciting informed action among its key audiences. Public Relations involves anticipating and interpreting attitudes and issues that may impact the company, counseling management on public ramifications of company action, and conducting programs to impact the awareness, policies, or actions of key audiences. The term Public Relations encompasses activities that relate to disease-state or product media relations or campaigns, and do not involve paid advertising. It also includes media outreach to deliver messages regarding business operations and activities with Hutchison.

Scientific Exchange Meeting

A company-organized program is considered to be scientific exchange in nature when it is designed, with no promotional intent, to address a legitimate need for medical or scientific exchange among Health Care Provider participants who are experts in the scientific field under discussion, and select Hutchison participants having relevant medical and scientific expertise.

Social Media	Internet and mobile-based electronic tools that allow anyone with access to the relevant site to participate in dialogues with others and/or to generate or edit content.
Sponsorship of an HCP to attend a meeting

Providing direct financial support for or reimbursement to an individual HCP (either directly or through a external party vendor) so that the HCP can attend an approved Independent, Health Education, Scientific Exchange, or Promotional Meeting (in person or virtually) or an International Meeting (virtually).

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Sponsorship of Meetings, Events, or Initiatives

Providing funding or in-kind services to one or more meetings, events, or educational initiatives offered by an independent organization where the decision to fund is based on an expectation of a benefit to Hutchison. An organization is deemed to be independent when its membership or operations are not controlled by Hutchison in perception or reality, and the organization has decision-making authority over sponsorship activities.

2.3 General Principles of Conducting Commercialization Activities in relation to the P&D Services

These principles are to be applied by Hutchison in all circumstances within the scope of the Commercialization Activities relating to the P&D Services:

2.3.1 Do not buy the business: Do not bribe, offer, provide, authorize or accept anything of value from/ to any party in connection with Products or business - do not even create the appearance of it — in order to inappropriately influence a decision, obtain or retain business, or gain an unfair advantage. Do not engage in unethical or unfair competitive practices. All business activities must be conducted in an authentic and legitimate way that meets genuine business needs and that can ensure that such activities have indeed taken place and documentation accurately reflects them and the expenses associated with them.

2.3.2 Do not promote outside of the approved local label: Only promote Products in a manner consistent with the approved local label, as defined where the Commercialization Activity takes place and where the recipient of the information practices.

2.3.3 Save as otherwise provided in this Exhibit, use only Hutchison approved promotional and educational materials: all materials used for educational and promotional purposes must be approved through the appropriate Hutchison process, and not be altered in any way.

2.3.4 Follow sampling rules and regulations: samples may be provided to authorized prescribers to familiarize them with the Product, and to provide an opportunity for them to assess the response to the Product in individual patients.

2.3.5 Do not disguise discounts: Do not offer support to HCPs, Government Officials, or other private or public payers (for example, in the form of grants, donations, or product samples) to disguise discounts. This excludes commercial discounts where employees, whose responsibilities include negotiating commercial transactions, may offer and contract for commercial discounts in compliance with Applicable Laws.

2.3.6 Protect Personal Information that could identify an individual: Only collect Personal Information that is relevant for the purposes for which it is to be used and only then in a reasonable and lawful manner. Always use reasonable technical, administrative, and physical measures to safeguard Personal Information against loss, theft, and unauthorized uses or modification.

2.3.7 Direct-to-consumer advertisement and promotion of prescription drugs is prohibited under the laws of each jurisdiction within the Territory.

2.3.8 Comply with Applicable Law and principles:

●	Hutchison will need to comply with the RDPAC Code of Practice.
●	Requests for Information. Hutchison will make all reasonable efforts to comply with reasonable requests for disclosure of information, to enable Lilly to ensure compliance with all Applicable Laws, including anti-corruption laws, and this Exhibit.

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●	Fair Market Value. Hutchison confirms that any compensation and other benefits payable under the Commercialization Activities under the Agreement are based on a fair market value in exchange for the services to be provided to Hutchison.
●	Expenses. Any reimbursable expenses incurred during the performance of the Commercialization Activities under the Agreement must be clearly documented.
●	Subcontracting the P&D Services to a CSO. Hutchison agrees that it will not retain any contract sales organization in connection with the performance of the P&D Services without the prior written approval of Lilly such approval not to be unreasonably withheld or delayed.

3.0 Commercialization Activity-related Compliance Requirements

These Commercialization Activity-specific Compliance Requirements must be met by Hutchison in all circumstances within the scope of this Exhibit:

Hospitality:

Hutchison must comply with the following when providing hospitality to HCPs and other third parties:

a. Hospitality must be provided only in conjunction with a specific business purpose and must be incidental in nature.

b. A Hutchison representative must be present at the business activity.

c. Time spent on the primary meeting, event, or activity in relation to incidental hospitality must, in general, account for at least fifty-percent (50%) of the total time.

c. Expenses must be reasonable and not extravagant by local standards.

d. Hutchison must not provide or pay the expenses for HCPs or other third parties to participate in any excursions or other leisure, entertainment, or social activities whether or not they occur in conjunction with the meeting, or other event organized by or Sponsored by Hutchison. Examples of activities that cannot be provided or paid for include but are not limited to: golf, tennis, sporting events, sightseeing, museums, art exhibitions, theatre, and concerts.

e. Hutchison must not pay for guests or companions of participants, unless they are HCP attendees in their own right based on medical or other expertise relevant to the content of the specific meeting or program.

f. Hospitality provided must be recorded accurately, completely, and in a timely manner.

Location and Venue:

When organizing meetings or other Commercialization Activities, Hutchison must comply with the following, and meetings/activities must:

a. Be held in an appropriate venue that is conducive to the objectives and the purpose of the event.

b. Take place in a location:

i.   Convenient for the majority of attendees to reach; or

ii.  Where the relevant resource or expertise is most readily accessible; or

iii.  In coordination in time or place with a major medical congress or independent meeting that most attendees will already be attending.

c. Not take place in a venue that is a resort, renowned, lavish, or extravagant.

Giving items:

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All gifts to customers, vendors, HCPs, and any other third parties by Hutchison must comply with all RDPAC Code limitations.

Off- Label Inquiries:

All off label inquiries received must comply with all of the following requirements:

a. Hutchison must inform its employees, subcontractors and agents that Hutchison must not prompt or encourage requests for off label information.

b. Off-Label questions or requests must be directed to authorized medical personnel of Hutchison.

Sponsoring of Meetings, Events or Initiative: Sponsorship excluding symposium

All sponsorship of independent meetings/Only Hutchison must comply with the following:

a. Organizers of Independent Meetings must maintain decision-making authority over all aspects of the meeting.

b. Organizers of Independent Meetings cannot be an individual or group of HCPs who practice together as part of a medical practice group except for professional medical association.

c. Hutchison must ensure that the sponsorship opportunity is available to other parties (i.e. not extended exclusively to Hutchison) and this is documented either in a sponsorship request letter and/or through open sources.

d. Hutchison must ensure that the value of the type(s) and/or level(s) of sponsorship are the same as those offered to all other potential sponsors.

e. Public disclosure (e.g. name of sponsor included in agenda or brochure) of the sponsorship by organizer must be a condition of the sponsorship and such disclosure must occur and be documented.

f. Sponsorship payment must be made directly to the organizer or to a logistics vendor designated and documented by the organizer; payment to the organizer is the preferred means of payment.

g. Hutchison must retain documentation on the sponsorship to demonstrate compliance with the above-mentioned requirements.

Sponsorships of HCPs: Local sponsorships only

Sponsorships of HCPs to attend a meeting must follow the following requirements:

a. Hutchison may fund legitimate, reasonable, and necessary travel and/or registration expenses for HCPs to attend relevant, local/national peer-reviewed, and/or accredited educational forums, organized either by Hutchison or by independent organizations. Hutchison must comply with the following:

b. Selection of HCPs sponsorship recipients must have the ability to understand the language spoken at the forum.

c. Not sponsor HCPs or otherwise provide funding for the purpose of rewarding or incentivizing past, current or future prescribing practices.

d. Section on Hospitality and Location and Venue also apply.

Promotional and Educational Materials: Sales detail aid only

Hutchison must comply with the following requirements when creating and using promotional and educational materials:

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a. All Promotional and Educational Materials must be approved through Hutchison internal processes and any applicable external approval process.

b. All Promotional and Educational Materials must be approved in writing by Lilly if the Materials are used in Joint Events or if the Materials bear the logo of Lilly (other than Materials which only show the Product packaging and labeling). The Lilly approval should not be unreasonably withheld or delayed.

c. Existing Promotional and Educational Materials must be reviewed at least once every 2 years for accuracy, this review must be documented.

d. Promotional and Educational Materials must not be altered or changed once approved without following the applicable process for revision.

e. Expired material must be retrieved and destroyed in a timely manner, as determined and documented by Hutchison.

Meetings with HCPs to Promote or Educate:

When organizing or funding meetings with HCPs, Hutchison must comply with the following:

a. Provide HCPs with appropriate and accurate on-label information, considering the location of the meeting and home countries of invited HCPs. Disease state content must be limited to those disease states related to the approved label(s).

b. Participants may not be given, offered or promised compensation for time spent attending a meeting and they must be HCPs for whom the content of the meeting is appropriate based on their medical expertise.

c. Speakers must be selected based on objective criteria such as medical or scientific expertise or knowledge, credentials, background, experience on the particular topic or therapeutic area.

d. Speakers must be trained on the material they will present; if presentation topics include discussion of products, material must match the relevant approved label or the draft label that is expected to be approved. If there are significant changes between draft and final label or in the post-launch label, re-training is required. Speakers must also be trained on how to handle off-label questions. Evidence of training completion must be documented.

e. Product-specific or company branding is required on all promotional materials.

d. Section - Additional Requirements when engaging HCPs, — Hospitality, — Location and Venue, — Promotional and Educational Materials also apply.

Engaging Third Parties:

If Hutchison engages agents, subcontractors or HCPs to perform Commercialization Activities pursuant to the Agreement:

a. There must be a written agreement governing such relationship. The agreement must:

●	Include a clear description of services/deliverables to be provided and compensation for such services.
●	Name the provider of the services as the contracting party and the recipient of the payment.
●	In general, require that payments be only made to the contracting party named in the contract and no payments "via agencies or other third parties" are allowed.
●	Include adequate confidentiality, anti-corruption and, if applicable, privacy language.
●	Be signed before any services or goods are delivered.

b. Compensation:

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●	Must be commensurate with the work performed or good supplied and reflect fair market value (i.e. reasonable and customary for the country where the third party is located).
●	For any payments made outside of the country in which the services are rendered and/or the goods are supplied, Hutchison must ensure that it has in place a robust vetting process prior to payment to evaluate the justification and legality of such payment.
●	And/or expense reimbursement must not be provided in cash or cash equivalent.

c. Facilitating payments or gifts of any value, given to an individual to secure or expedite the performance of a routine government action by a government official, are not allowed.

d. Compensation to gain access or communicate with someone is not allowed, unless there are standard access fees charged to all other pharmaceutical company representatives by the institution or organization.

e. When engaging a third party who will interact with HCPs or other Government Officials, Hutchison must conduct an appropriate level of due diligence on the third party.

Additional Requirements when engaging HCPs:

When engaging HCPs, in addition to the requirements in Section 2.3.1 of this Exhibit, Hutchison must:

a. Comply with any transparency and/or disclosure requirements set forth by Applicable Laws.

b. Ensure contract language includes a clause regarding public disclosure of the HCPs' relationship with Hutchison.

c. Ensure HCPs shall not be compensated for programs/activities where the speaker and participants come from the same department of a hospital.

d. Define and track a cap on the total amount of annual compensation it will pay to an HCP in connection with any engagement related to this Exhibit.

Giving out samples:

When giving out samples, Hutchison must comply with the following requirements to the extent it is required under RDPAC Code of Practice:

a. Samples can only be provided if allowed by Applicable Laws and in the quantities allowed by Applicable Laws.

b. Samples must be provided in accordance with GSP requirements and not for HCPs' personal use.

c. Must never be sold, bartered, or exchanged for anything of value, or given for patient maintenance.

d. Samples must be clearly marked as such and in accordance with Applicable Laws.

e. Use of commercial product in lieu of samples is not allowed.

f. Must not be distributed in the month they expire or if already expired.

g. Sample reconciliation must take place periodically, and the results must be documented.

Pharmacy Interactions:

Hutchison must comply with Applicable Laws and the following requirements when interacting with pharmacies and/or pharmacy-personnel to the extent it is required under RDPAC Code of Practice:

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a. Ensure there is a clear understanding of existing Applicable Laws with regard to permissions to dispense and/or prescribe medications by licensed pharmacists or other pharmacy personnel, recognizing that these Applicable Laws may vary depending on the product or therapeutic class.

b. Do not promote to pharmacists if they are not allowed by law to initiate prescriptions and/or switch patients from one product to another.

c. Any programs involving any transfer of value or payment to pharmacy chains, pharmacies, pharmacists, or pharmacy personnel (e.g. commercial programs including but not limited to volume discounts / shelf rental space for appropriate materials / data purchase / production flyers, pharmacist training or meetings, etc.) must:

i. Be conducted according to clear, locally established criteria for selection of pharmacies and must include rationale for the services to be provided;

ii Reflect an appropriate fair market value compensation for the services;

iii. Be documented in a written agreement with the pharmacy that outlines the specific terms and requirements for the program, and the payment or other transfer of value.

d. Ensure transfers or value or payment is not issued prior to confirming the delivery of contracted services in a manner consistent with the documented terms.

e. Ensure that any programs or services described under this section are rendered.

Patient Support Program:

Hutchison must comply with Applicable Laws and the following requirements when conducting a patient support program to the extent it is required under RDPAC Code of Practice:

a. Objective of the program to be focusing on disease management including but not limited to device training and disease education.

b. Program must be non-promotional. For product related program, only patients prescribed with Product(s) is allowed to be part of the program.

c. Program must not be giving personal treatment and medical advice. All medical and treatment information must be in, or consistent with, the approved label. Specific information related to the use of the Product must be according to the recommendation by the treating physician.

d. Program must be owned by a non-commercial function and must be reviewed and approved through appropriate process.

e. All patient support program must be reviewed and approved in JSC as part of Commercialization Plan.

Social Media and Websites:

Hutchison must comply with Applicable Laws and the following requirements using social media and websites as a communication tool:

a. Social media and websites must only be used to communicate specific information to the intended audience. It must not be used or give the appearance that it is advocating, promoting or implying an off-label use of any Products.

b. Websites must consist of the necessary elements stating the terms of use, copyright and trademark information and privacy statement.

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c. All the website requirements including site security, contents, disclaimer, links to external sites, analytic tools must be tested and reviewed and approved through Hutchison's internal process.

d. All social media and websites must be reviewed and approved through Hutchison's internal process.

Conducting Speaker Training and Consulting Activities:

a. Attendees of the above activities must be selected based on the medical or scientific expertise or knowledge, credentials, background and experience regarding the topic of therapeutic area.

b. Contracting of HCPs must follow the requirements of Section- Engaging Third Parties and -Additional Requirements When Engaging HCPs. For HCPs was compensated for time spent attending speaker training and/or reimbursed associated air travel expenses, Hutchison must document evidence that the HCP has served as a speaker after the training.

c. Agenda and materials of the meeting must be reviewed and approved through Hutchison's internal process. Minutes from discussion of consulting activity must be documented.

d. Must follow requirements in Section — Hospitality, — Location and Venue, — Promotional and Educational Materials.

Conducting Scientific Exchange Meeting (SEM):

a. The meeting must only be conducted to facilitate scientific exchange among HCP experts with respect to the latest advances in health research, disease management, and scientific information on investigational molecules or products recently disclosed by Lilly.

b. SEM can only be conducted and attended by medical employees.

c. Participants of the SEM must be experts in the scientific field being discussed with eligibility criteria determined by meeting owner. Participants list must be approved prior to invitation

d. Must follow requirements in Section: Engaging Third Parties and Additional Requirements When Engaging HCPs, Section: Hospitality, Location and Venue.

Conducting Customer Research:

a. Customer research must only be conducted to gather information to get clarity on a specific business decision. It must not be conducted to promote and solicit the Product(s) or to influence the opinions of respondents.

b. Participants selected for the customer research must be fair and justified to achieve statistical precision required for the business decision. Only travel expenses can be compensated to the participants of the customer research.

c. Hutchison must be able to provide documented evidence of the outcome of the research and utilization of the results for the business decision.

d. Must follow requirements in Section: Engaging Third Parties and Additional Requirements When Engaging HCPs, Section: Hospitality, Location and Venue.

Conducting Public Relation Activities:

a. Hutchison must not improperly promote the Products in its PR activities or include in any PR activities any pre- approval promotion information (or giving the appearance of doing so).

b. Hutchison must not pay patients or their caregivers for participating in, at Hutchison's request, media, testimonial, campaigns/briefings and/or other PR events. Only travel expenses can be compensated to the participants of the PR events.

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c. Hutchison may engage HCPs and/or  third-party services in their professional role for participating in, at Hutchison's request, media campaigns/briefings and/or other PR events. Must follow requirements in: Engaging Third Parties and Additional Requirements When Engaging HCPs.

Providing Grants and Donations:

a. Grants and donations must not be provided inappropriately to gain business advantage.

b. All grants and donations requests must be unsolicited and must be submitted through an institution.

c. Grants and donations must be handled by the appointed Hutchison committee through a documented process of receipt of applications, application review and evaluation, decision making and communication of outcome to the request.

d. Hutchison must conduct necessary anti-corruption due diligence on the requester as part of the evaluation process.

Sponsorship of non-HCPs:

Sponsorships of non-HCPs to attend a meeting must follow the following requirements:

a. Hutchison must not sponsor non-HCPs inappropriately to get business, keep business or gain improper advantage. Sponsorship provided to non-HCPs must be transparent and properly documented.

b. Hutchison may fund legitimate, reasonable, and necessary travel and/or registration expenses for non-HCPs to attend relevant, local/national peer-reviewed, and/or accredited educational forums, organized either by Hutchison or by independent organizations.

c. Selection of non-HCPs sponsorship recipients must be based on medical education-related documented criteria and ability to understand the language spoken at the forum.

Interaction with non-HCP Government Officials:

All interactions with non-HCP government officials must follow the following requirements:

a Hutchison must identify designated employee who have authority to interact with government officials on Hutchison's behalf as part of their job responsibilities. Training specific to interacting with government officials must be provided by Hutchison to the designated employee.

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